SALES AGENCY, DEVELOPMENT AND LICENSE AGREEMENT

                                     between

                                 COHERENT, INC.

                                       and


                       PALOMAR MEDICAL TECHNOLOGIES, INC.






COHERENT ADDRESS:                                  5100 Patrick Henry Drive
                                                   Santa Clara, CA 95054 U.S.A.

PALOMAR ADDRESS:                                   45 Hartwell Avenue
                                                   Lexington, MA 02173 U.S.A.

EFFECTIVE DATE:                                    November 17, 1997



*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

                                TABLE OF CONTENTS




ITEM                                                                PAGE NUMBER


AGREEMENT......................................................................1

DEFINITIONS....................................................................1

APPOINTMENT OF SALES AGENT.....................................................4

RESPONSIBILITIES OF COHERENT...................................................6

RESPONSIBILITIES OF PALOMAR....................................................6

COMMISSIONS;TERMS OF PURCHASE OF PRODUCTS BY COHERENT..........................9

COMPLIANCE WITH GOVERNMENT REGULATIONS........................................11

WARRANTY......................................................................11

SERVICE.......................................................................12

LIMITED LIABILITY TO COHERENT AND OTHERS......................................12

PROPERTY RIGHTS...............................................................13

TRADEMARKS AND TRADE NAMES....................................................13

PATENTS AND TRADE SECRETS.....................................................14

INFRINGEMENT..................................................................15

INDEMNIFICATION...............................................................16

DEVELOPMENT PROJECTS..........................................................17

MANUFACTURING RIGHTS..........................................................18

PATENT LICENSE GRANT..........................................................19

INTELLECTUAL PROPERTY NOTICES.................................................21

TERM AND TERMINATION..........................................................21

GENERAL PROVISIONS............................................................22

         EXHIBITS

         A        Palomar Patents

         B        Wire Instructions

         C        Form of Warrant

         D        Terms and Conditions of Purchase

         E        Product Warranty

         F        Confidentiality Agreement

                                    AGREEMENT

     THIS AGREEMENT is made and entered into as of November 17, 1997 by and between Palomar Medical Technologies, Inc., a Delaware corporation having a place of business at 45 Hartwell Avenue, Lexington, Massachusetts 02173 (hereinafter "Palomar") and Coherent, Inc., a Delaware corporation having a principal place of business at 5100 Patrick Henry Drive, Santa Clara, California 95054 ("Coherent").

     WHEREAS, Palomar is a diverse technology company that promotes the development and sale of various high-technology products, including a medical hair laser removal device known as the EpiLaser;

     WHEREAS, Coherent is an established company in laser technology with an established worldwide network for distribution, sales and service of laser technology and related products;

     WHEREAS,   Coherent  and  Palomar  perceive  mutual  advantage  to  Palomar providing Coherent with EpiLaser and successor versions of the EpiLaser for distribution, sales and service through Coherent's worldwide network;

     WHEREAS, Coherent desires to collaborate with Palomar in the development of lasers for hair removal applications, and distribute such products pursuant to the terms of this Agreement;

     NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:


                                 1. DEFINITIONS

Terms not otherwise defined herein shall have the meanings set forth below:


     1.1 "Affiliate" shall mean any corporation or other legal entity other than Coherent in whatever country organized, controlling, controlled by or under common control with Coherent. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

     1.2 "Anderson Patent" shall mean U.S. Patent No. 5,595,698, including any division, continuation or any foreign patent application or letters patent or equivalent thereof issuing thereon or reissue, reexamination or extensions thereof.

     1.3 "Clinical Trial Agreement" shall mean the agreement entered into between Massachusetts General Hospital, Dr. R. Rox Anderson and Palomar on August 18, 1995 relating to the use of lasers for the removal of hair.

     1.4 "Development Projects" shall mean the development work done by Palomar pursuant to Section 15 of this Agreement.

     1.5 "Distributed Products" shall mean Palomar's current EpiLaser laser system ("Epi1"), its next generation EpiLaser in development ("Epi2"), the StarLight diode laser in development, any upgrades thereto, and any future Products added to this list by mutual agreement of the parties or pursuant to
Section 16.2 hereof.

     1.6 "Effective Date" shall mean November 17, 1997.

     1.7 "GAAP" shall mean generally accepted accounting principles.

     1.8 "Gross Margin" shall mean the difference between the purchase price and the cost of goods, calculated in accordance with GAAP.

     1.9 "Invention" shall mean any new and useful process, manufacture, or composition of matter in the field of laser hair removal conceived or first reduced to practice during the conduct of Development Projects. The term does not include any invention made solely by one or more Coherent employees.

     1.10 "Licensed Field" shall mean hair reduction and/or hair removal.

     1.11 "Licensed Product" shall mean any article, device or composition, the manufacture, use or sale of which, absent the licenses granted herein, would infringe a Valid Claim of any of the Palomar Patents.

     1.12 "License Term" shall be the period of time during which this Agreement is in effect.

     1.13 "Net Revenues" shall mean the price at which Coherent invoices the sale or lease of the Licensed Products to its customers, less any reasonable charges for shipping, import duties, brokerage and use or sales taxes. It is further understood and agreed that in respect of inter-company sales between Coherent and any Affiliate, Net Revenues be calculated off the price at which the Affiliate invoices the sale or lease of the Licensed Products to its customer. If the competitive product has more than one application, "Net Revenues" shall be only that portion allocated to the hair removal product based upon the average sales price of a stand-alone Distributed Product.

     1.14 "Palomar Developments" shall mean any invention, improvement, modification, enhancement, creation, design, method, documentation, know-how or other development or information of any kind made or acquired by Palomar during the life of this Agreement that would infringe one or more of the Palomar's Patents if made, used or sold by an unlicensed person or entity.

     1.15 "Palomar Patents" shall mean any rights owned by Palomar in (i) the patents and patent applications listed on the attached Exhibit A, including, without limitation, the Anderson Patent, (ii) patents issued from the applications listed in Exhibit A or from any division or continuation of those applications, (iii) claims of continuation-in-part applications, and of any resulting patents, that claim an invention claimed or specifically described in the applications listed on Exhibit A, and (iv) any reissues of or patents issuing upon reexamination of any patents described in preceding clauses (i),
(ii), or (iii).

     1.16 "Palomar Technology" shall include the Palomar Patents and Palomar Developments.

     1.17 "Patent Right" shall mean any United States or foreign patent application, or the equivalent of such applications, including any division, continuation, or continuation-in-part, thereof, or any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof, containing one or more claims to an Invention.

     1.18 "Products" shall mean laser products for cosmetic applications, including the Distributed Products.

     1.19 "Territory" shall mean all countries of the world, except Canada.

     1.20 "Valid Claim" shall mean any claim of any Palomar Patent that has not been finally rejected or declared invalid, in the jurisdiction in question, by a patent office or court of competent jurisdiction in any unappealable decision.

                          2. APPOINTMENT OF SALES AGENT

     2.1 Subject to the terms and conditions set forth in this Agreement, Palomar hereby appoints Coherent as its exclusive sales agent for the Distributed Products in the Territory; provided, however, that Palomar retains the right to sell Distributed Products in the Territory to existing representatives and distributors until the effective date their termination by Palomar. Upon the signing of this Agreement, Palomar agrees to use its commercially reasonable best efforts to terminate all representatives and distributors for its Distributed Products consistent with its contractual obligations and governing legal authority. As these relationships are terminated, they shall automatically be added to the definition of Territory. For so long as this Agreement is in effect, Palomar shall not appoint any other sales agent or distributor with responsibility for the sale of Distributed Products in the Territory, or otherwise license other parties to manufacture the Distributed Products; provided, however, that this limitation shall not apply to third parties that contract with Palomar to manufacture the Distributed Products or parts thereof for sale hereunder.

     2.2 In order to remain the exclusive sales agent, Coherent shall be required to achieve a customer order level of a minimum of 75 Distributed Products per quarter during the term of the Agreement, except that the minimums shall be 30 units per quarter until such time as Palomar notifies Coherent in writing that it can deliver at least 30 units per quarter of either the Epi2 or Starlight diode laser system. The minimums shall then increase to 50 units for the next quarter before increasing to 75 per quarter. Orders that are already in house at the time the Agreement is signed, and orders that are received from Palomar's distributors and representatives until their rights are terminated, shall not count towards these minimums. In the event that Coherent fails to achieve such minimum customer order level during any quarter during the term of this Agreement, until such time as Palomar notifies Coherent in writing that it can deliver at least 30 units per quarter of either the Epi2 or Starlight diode laser system, Coherent may, in its sole discretion, pay Palomar the sum of $25,000 per unit short of the minimums within ten (10) days of the end of any such quarter, and maintain exclusivity. Any such payments after such time as Palomar notifies Coherent in writing that it can deliver at least 30 units per quarter of either the Epi2 or Starlight diode laser system, will be negotiated by the parties in good faith at a later date, but in no event shall such payments be less than $25,000. If Coherent fails to achieve such minimum customer order level during any quarter during the term of this Agreement and elects not to make this payment within the ten day period after the end of such quarter, this Agreement may become non-exclusive, at Palomar's sole discretion, which shall be exercised within sixty (60) days of the end of any quarterly period that Coherent fails to achieve such minimum customer order level.

     2.3 The relationship of Palomar and Coherent established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever. Under no circumstances, including without limitation for purposes of this Section 2.3, will Coherent be deemed to be an employee or agent of Palomar. Each party shall be solely responsible for, and shall indemnify, defend and hold the other party free and harmless from, any and all claims, damages, liabilities, fees, losses, claims, allegations, or lawsuits, threatened or pending, (including attorneys' fees) arising from or relating to the acts of their employees or its agents.

     2.4 Coherent may appoint an independent representative or distributor to handle its responsibilities under this Agreement in any particular Territory, in which case Coherent's obligations hereunder shall be satisfied if such representative or distributor is in compliance with such obligations.

                         3. RESPONSIBILITIES OF COHERENT

     3.1 LUMP SUM PAYMENT. Upon execution of this Agreement, Coherent shall pay Palomar a lump sum of Three Million Five Hundred Thousand Dollars ($3,500,000) by wire transfer in accordance with the instructions attached hereto as Exhibit B.

     3.2 PROMOTION OF PRODUCTS. During the term of the Agreement, Coherent shall use its reasonable best efforts to fully and actively promote the purchase and use of the Distributed Products in the Territory and to supply Palomar with regular reports regarding these activities. Without limiting the foregoing, Coherent shall have the following responsibilities throughout the Territory:

          3.2.1 Maintain active contacts with all potential and actual customers and users of the Distributed Products.

          3.2.2 Coherent shall pay sales commissions to its sales representatives for the sale of Distributed Products which, calculated as a percentage of the sales price, shall be at least as favorable as that paid for sales of its own comparable products it may sell from time to time during the term of this Agreement.

          3.2.3 Obtain customer orders for the Distributed Products and provide assistance to customers in fulfilling them.

          3.2.4 Use its  reasonable  best  efforts  to promote  the  Distributed
     Products by training its sales and service forces, and organizing, implementing and funding physician training courses and preceptorship programs.

          3.2.5 Undertake publicity in journals for the Distributed Products and exhibit the Products at suitable trade fairs.

          3.2.6 Achieve a sufficient level of understanding of the Distributed Products to enable Coherent to provide technical support to the customer and effectively sell and service the Distributed Products.

          3.2.7 Provide technical liaison between Palomar and the customer.

          3.2.8 On or before the 15th of each month during the term of this Agreement commencing January 1, 1998, Coherent will provide Palomar with six-month rolling forecasts of predicted sales by Distributed Product ("Forecast"). It is understood that these Forecasts are good-faith estimates only, and Coherent shall not be obligated to purchase any Distributed Products set forth in the Forecast. However, if during the term of this Agreement Coherent fails to sell to its customers, or purchase for its own account, at least fifty percent (50%) of the number of Distributed Products set forth in the first three months of the Forecasts for the months of January, April, July and October, it shall pay Palomar a deposit equal to * times the number of Distributed Products set forth in the first three-months of such Forecast minus the number actually sold during that period. This deposit shall be either returned to Coherent or used as a credit against future remittances to Palomar, at Coherent's option, at such time as Coherent thereafter sells or purchases at least the number of Distributed Products set forth in the three months of any such Forecast after any such deposit. Any amounts on deposit on termination of this Agreement shall be promptly returned to Coherent, without the right of set off.

          3.2.9 Coherent will perform the necessary research, including, without limitation, legal research, to determine what limitations exist, if any, for selling the Distributed Products in the Territory.

          3.2.10 Keep Palomar fully informed of all governmental, commercial, and industrial activities, plans and regulations which do or could affect the sale of Distributed Products in the Territory.

          3.2.11 Coherent shall reimburse Palomar for Palomar's out-of-pocket expenses for advertisements, trade show participation and marketing materials related to the Products when such marketing activities were requested to be undertaken by Coherent in writing. Such reimbursements shall be paid within ten (10) days of date of invoice.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

     3.3 SALES INFORMATION. Coherent shall maintain and provide to Palomar during the term of the Agreement, a complete record of all sales of the Distributed Products, showing customer name, date of sale, shipping date, instrument model, serial number, and sales order acknowledgment and invoices for all Distributed Products covered by this Agreement, as well as special terms of the sale, including warranty, installation date and other appropriate information.

     3.4 MATERIALS. Coherent shall promptly provide Palomar with examples of marketing and technical information concerning the Distributed Products, that have been prepared to support the Distributed Products within the Territory. Coherent shall be responsible for preparing any foreign language verions of operating manuals for the Disbtibuted Products.

     3.5 RESPONSE TO INQUIRIES. Coherent shall promptly respond to all inquiries
from  Palomar  concerning   matters  pertaining  to  this  Agreement.

     3.6 NEW DEVELOPMENTS. Coherent Medical shall inform Palomar of new Product developments in the field of hair removal.

     3.7 COMPLIANCE WITH LAWS. Coherent shall comply with all applicable laws relating to the sale and distribution of the Distributed Products in the Territory.

     3.8 CUSTOMER COMPLAINTS. Coherent shall promptly advise Palomar in writing of any customer complaints reported to it relating to the Products that would require Palomar, as manufacturer of the Products, to file reports with any governmental agency.

     3.9 SALES AND USE TAX. Coherent shall be responsible for collecting and remitting any sales and use tax for Distributed Products sold under this Agreement.

                         4. RESPONSIBILITIES OF PALOMAR

     4.1 WARRANT. Upon execution of this Agreement, Palomar shall provide to Coherent a three-year warrant to purchase one million shares of the common stock, par value $.01 per share, of Palomar, with an exercise price of $5.25 per share in the form attached hereto as Exhibit C.

     4.2 MATERIALS. Palomar shall promptly provide Coherent with marketing and technical information concerning the Distributed Products, that have been prepared by Palomar and its agents to support the Distributed Products within the Territory. Palomar agrees to prepare, with Coherent's collaboration and assistance, and thereafter deliver to Coherent, one copy of the service manual and operator's manual for each Distributed Product, which Coherent may then copy.

     4.3 RESPONSE TO INQUIRIES. Palomar shall promptly respond to all inquiries from Coherent concerning matters pertaining to this Agreement.

     4.4 TESTING. Palomar shall test all Distributed Products before shipment to Coherent and provide a copy to Coherent of such test results with the Distributed Product.

     4.5 DELIVERY TIME. Palomar shall use its reasonable best efforts to minimize delivery time as much as possible and to fulfill delivery obligations as committed in acceptances.

     4.6 TERRITORIAL INQUIRIES. Palomar shall submit to Coherent any inquiry (other than inquiries from or related to House Accounts (as hereinafter defined) regarding the purchase or potential purchase of Distributed Products) originating from the Territory rather than answering the inquiry directly.

     4.7 QUOTATIONS TO EXPORTERS. Palomar shall refrain from giving quotations to exporters for Distributed Products to be shipped to the Territory (other than those relating to House Accounts).

     4.8 NEW DEVELOPMENTS. Palomar shall inform Coherent of new Product developments in the field of hair removal.

     4.9 TRAINING. At Coherent's request, Palomar will provide the training necessary for Coherent to in turn train its sales and service forces and its clinical educators in the operation and service of the Distributed Products. Coherent shall reimburse Palomar for its reasonable out-of-pocket expenses for such training. Cost for transport and living expenses for Coherent's personnel to attend such seminars will also be borne by Coherent. Coherent shall pay for any training sessions in excess of two per new Product or upgrade at Palomar's standard rates.

     4.10 CTI CENTERS. In connection with its CTI business, Palomar agrees to include Coherent's cosmetic laser systems on its list of preferred equipment and use its commercially reasonable best efforts to place these laser systems in the CTI center if Coherent has the technology needed.

     4.11 UPGRADE OBLIGATIONS. Palomar agrees to upgrade all Epi1 products sold prior to the Effective Date by providing the following upgrade (including any replacement parts deemed necessary to complete the upgrade) the Epi1 to Coherent at no cost:

         -        Flexible fiber-optic delivery system
         -        Higher energy output for enhanced effectiveness
                    - 50 J/cm(2) with a 7 mm spot (+/- 10%)
                    - 25 J/cm(2) with a 10 mm spot (+/- 10%)
         -        Streamlined handpiece with improved ergonomics

If the upgrade can be done in the field, Coherent shall provide up to one day's labor at no cost to Palomar to install the upgrade on a next call basis. If installing the upgrade takes longer than one day, Palomar shall pay Coherent its standard and customary rates to complete the upgrade. Palomar shall train Coherent service personnel in installing the upgrade at no cost to Coherent other than its out-of-pocket travel expenses. Coherent shall have the exclusive right to contact customers to schedule the service calls and to explain the upgrade policy. Palomar agrees to use its commercially reasonable best efforts to manufacture parts for at least ten (10) upgrades per month until all Epi1 units are upgraded, and to incorporate the upgrades into the Epi1 by April 1, 1998.

     4.13 FDA REPORTING OF CUSTOMER COMPLAINTS. Palomar agrees to file any required reports with the FDA relating to customer complaints forwarded to Palomar by Coherent where Palomar is the manufacturer of the Distributed Product in question.

            5. COMMISSIONS; TERMS OF PURCHASE OF PRODUCTS BY COHERENT

     5.1 Except as set forth in Sections 5.2 and 5.3 below, Palomar shall pay Coherent a commission of $* for each Distributed Product sold by Palomar to Coherent's customers, subject to adjustment as set forth below:

          5.1.1 For Distributed Products sold after April 1, 1998, Coherent's commission shall be increased by *% of any excess over a $* sales price and reduced by *% of any shortfall under $*.

          5.1.2 For Epi1 products sold between the Effective Date and March 30, 1998 with the upgrades described in Section 4.12 above, Coherent's commission shall be increased by *% of any excess over a $* sales price and reduced by *% of any shortfall under $*.

          5.1.3 For Epi1 products sold between the Effective Date and March 30, 1998 without the upgrades described in Section 4.12 above, Coherent's commission shall be increased by *% of any excess over a $* sales price and reduced by *% of any shortfall under $*.

          5.1.4 Notwithstanding the foregoing, Palomar agrees to sell Distributed Products to Coherent's independent international sales representatives for $* for the non-upgraded version and $* for the upgraded version, in both cases Coherent's commission shall be $* (which shall include the cost of service). Coherent's commission shall be increased by *% of any excess over a $* sales price for the non-upgraded version and $* for the upgraded version, except that Coherent shall be entitled to its full $* commission on sales to independent international sales representatives pursuant to quotes at lower prices given by Palomar prior to the Effective Date. Except as set forth above, without the written approval of Palomar, no non-upgraded Epi1 shall be sold under this Section for less than $*, and no upgraded Epi1 shall be sold under this Section for less than $*.

          5.1.5 Except as set forth in Section 5.1.4 above, in no event shall the Epi1 be sold for less than $*.

          5.1.6 Subject to the limitations set forth in this Section 5.1, Coherent shall have the right to set the sales price to the end-customer, and will inform Palomar of the end-customer price and the corresponding payment to Palomar at the time the order is placed with Palomar.

          5.1.7 For Distributed Products with a list price to the end-customer below $*, the parties shall negotiate a fair and reasonable commission based upon the same principles they used to establish the $* commission herein.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

     5.2 For orders that have been received by Palomar and not shipped by the Effective Date, Coherent shall receive a $* commission, less Palomar's sales and distribution expenses and commissions (not to exceed $*) on each such order.

     5.3 For sales by Palomar to House Accounts within the Territory during the term of this Agreement, Coherent shall be entitled to receive $5,000 per Distributed Product. House Accounts shall be defined as revenue sharing sites that are (i) existing as of the date of this Agreement; and/or (ii) chains that have at least ten sites (at different geographic locations), including, but not limited to, Columbia/HCA, where, unless the chain requires otherwise, the laser system is used under the direction of only one doctor (who can designate a substitute when he or she is out of the office). Palomar covenants that it will not require, encourage, advocate or suggest that CTI centers permit doctors from the surrounding community to use the laser system for their patients. If this happens at any previously designated House Account, notwithstanding Palomar's efforts, any such site shall be disqualified as a House Account and Coherent shall be entitled to receive an additional $15,000 per site. Palomar shall also be permitted to place Distributed Products into accounts that don't fall within the definition of House Accounts, provided that Palomar provides marketing services for such account, does not transfer ownership of the laser, and shares in the revenues generated from its use. For these sales, Coherent shall be entitled to receive $20,000 per unit. In no event shall Palomar be permitted to place Distributed Products into more than 300 of the sites referenced in this paragraph during the first three years of this Agreement. The parties shall negotiate additions to this number as part of the annual evergreening renewal process, which shall not be less than 50 additional sites in year four (4), if this Agreement is extended.

     5.4 PURCHASE OF DEMO UNITS. From time to time during the term of this Agreement, Coherent may require demonstration units to bring to trade shows, as well as demonstration units for its sales and service force. Accordingly, during the term of this Agreement, Coherent shall be entitled to purchase up to 25 Distributed Products for demonstration purposes. The purchase of these demonstration units shall count towards the minimum purchase requirements set forth in Section 2.2. The purchase price for the demonstration units ("Purchase Price") shall be $* per unit, payable within ten (10) days of date of invoice by check or wire transfer, at Coherent's election. If Coherent resells a demonstration unit within six months of its purchase, it shall pay Palomar any additional amounts as would be required to be paid pursuant to Section 5.1.

     5.5 TERMS AND CONDITIONS. All purchases of Distributed Products by Coherent from Palomar during the term of this Agreement shall be subject to Coherent's standard terms and conditions, a copy of which are attached as Exhibit C to this Agreement. In the event of any inconsistencies between the terms and conditions contained in Exhibit C and the terms and conditions contained in this Agreement, this Agreement shall govern.

     5.6 SHIPPING. All prices are F.O.B. Palomar's plant. In the absence of specific instructions, Palomar will select the carrier and ship freight prepaid and added to the price of the Distributed Product. Coherent shall insure all shipments to Coherent's customers. Palomar will not be deemed to assume any liability in connection with any shipment because of the selection of a carrier or the failure of Coherent to obtain insurance. Title and risk of loss or damage to each of the Distributed Products will pass to Coherent or its customer when delivery is made to the possession of the carrier.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

     5.7 ORDER AND ACCEPTANCE. All orders for Distributed Products submitted by Coherent shall be initiated by written purchase orders sent to Palomar and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or electronically if a conformational written purchase order is received by Palomar within a reasonable time after said oral or electronic order but in any case before shipment. No order shall be binding upon Palomar until accepted by Palomar in writing, and Palomar shall have no liability to Coherent with respect to purchase orders that are not accepted. Once Palomar has accepted an order, it may not be cancelled by Coherent. Palomar shall notify Coherent of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within ten (10) working days of receipt of the order. Palomar shall use its reasonable best efforts to deliver Distributed Products at the times specified either in its quotation or in its written acceptance of Coherent's purchase orders. Preprinted language in a purchase order is of no effect to modify this Agreement.

     5.8 PAYMENTS TO PALOMAR. Coherent shall invoice its customers for the sale of the Distributed Products on Palomar's behalf and act as collection agent for the accounts receivable. When collected, Coherent shall remit the purchase price to Palomar within five (5) business days, less its commission as set forth herein. Customer deposits shall be forwarded to Palomar within five (5) business days of receipt. Coherent makes no representations or guarantees relating to the collection of accounts receivables hereunder. The parties agree that the credit risk is with the manufacturer of the Distributed Product. Coherent shall apply its customary and standard policies and procedures for evaluating customers' credit worthiness before such customers are permitted to purchase Distributed Products under this Agreement. Any variances shall be approved in advance by Palomar in writing, at its discretion. The parties acknowledge that neither of them is under any obligation to pay the other for any sales of Distributed Products where the customer fails to pay for the Distributed Product.

     5.9 LATE CHARGES. If Coherent fails to pay the price or any other payment due to Palomar promptly and when due, Palomar may recover, in addition to the price or payment, interest thereon at a rate equal to the lesser of 1-1/2% per month and the maximum rate of interest allowable under applicable law.

                    6. COMPLIANCE WITH GOVERNMENT REGULATIONS

     6.1 Coherent shall not sell any Products to, or for the use of, any ultimate purchaser with which Palomar could not deal under the laws or regulations of the United States, including, without limitation, the regulations of the United States Food and Drug Administration. Coherent shall comply with all other laws and regulations of the United States and any other cognizant jurisdiction relating to the marketing and sale of the Products.

     6.2 Palomar and Coherent shall comply with all other laws and regulations of the United States and any other cognizant jurisdiction relating to the manufacturing and labeling of the Distributed Products.

     6.3 During the term of this Agreement, Palomar shall use its commercially reasonable best efforts to maintain in full force and effect all governmental approvals necessary for the sale and manufacture of the Distributed Products in the Territory, except for Japan, including, without limitation, the United States and Europe (CE Mark). The parties shall meet within the next 90 days to determine whether to apply for the necessary licenses to sell any of the Distributed Products in Japan. Within that 90 day period, Coherent may notify Palomar that it will undertake to obtain such licenses, in which case, all costs thereof shall be borne by Coherent, the licenses shall be in both Coherent's and Palomar's name. If Coherent has obtained such licenses, upon termination of this Agreement Palomar may either (i) reimburse Coherent for its out of pocket expenses incurred in procuring these licenses, in which case Coherent shall assign its interest in the licenses to Palomar or (ii) elect not to reimburse Coherent, in which case Palomar shall not sell Distributed Products in Japan pursuant to such licenses. Nothing contained herein shall restrict Palomar's ability to obtain its own licenses in Japan.

     6.4 During the term of this Agreement, if Coherent determines to sell Distributed Products in a country within the Territory where regulatory approval is required but not obtained, Coherent shall use its commercially reasonable best efforts to obtain, at its sole cost and expense, any such governmental approvals necessary for the sale of Distributed Products in such country.


                                  7. WARRANTY

For so long as Palomar manufactures the Distributed Product, Palomar warrants such Distributed Product to the end-user under the terms of Palomar's standard warranty set forth in Exhibit E, as it may be modified or superceded from time to time by Palomar. All service work for Distributed Products under warranty shall be performed by Coherent in accordance with Section 8.

                                   8. SERVICE

     8.1 Coherent shall maintain the services of a sufficient number of certified service engineers, and shall use its best efforts to adequately service and maintain (both in and out of warranty) all Distributed Products in the Territory. Coherent shall purchase parts inventory and any specialized tools necessary for the proper and prompt service of the Distributed Products sold by Coherent. Palomar agrees to use its commercially reasonable best efforts to ship parts to Coherent as soon as possible after receipt of order. In regards to specialized tools, Palomar agrees to sell them to Coherent for its costs plus 25% for tools it manufactures, and at its cost for tools it buys from third parties, plus shipping and standard handling charges. Coherent shall provide Palomar with service reports as to the work performed in each instance. During the term of this Agreement, all warranty and service work on the Products shall be performed by Coherent personnel. In addition, following the expiration of this Agreement, Coherent shall continue to perform all warranty and service work on Distributed Products sold by Coherent pursuant to this Agreement.

          8.1.1 For Distributed Products sold by Palomar prior to the date of this Agreement and still under warranty, Palomar shall supply the parts at no charge, and Coherent the labor. Palomar shall pay Coherent its standard and customary service labor rates and out-of-pocket expenses within 30 days of date of invoice.

          8.1.2 For Distributed Products manufactured by Palomar and sold by Coherent that are under warranty, Palomar shall supply the parts at no charge, and Coherent the labor. Coherent shall be permitted to deduct $4,000 for each such Epi1 manufactured and sold in the United States during the term of this Agreement, from the payments due Palomar under Section 5 and, if applicable, Section
     16.2 hereof. Palomar shall pay Coherent $* for each Epi1 it manufactures and places in a CTI under Section 5.3 within 30 days of such placement. Coherent shall be responsible for providing the labor for warranty service for these Distributed Products. When the Epi2 and StarLight laser products are manufactured and sold, the parties shall negotiate an appropriate sum to be paid for domestic warranty service to be provided by Coherent. If Coherent manufactures a Product, then Coherent shall bear the entire cost of parts and service, including warranty service, for such Product.

          8.1.3 For Distributed Products not under warranty, Palomar shall be the exclusive supplier of critical parts (e.g. parts that are not otherwise generally available) which Coherent shall purchase from Palomar at its cost plus 25%.

                   9. LIMITED LIABILITY TO COHERENT AND OTHERS

IN NO EVENT SHALL PALOMAR BE LIABLE TO COHERENT OR ANY OTHER ENTITY FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT PALOMAR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF PALOMAR ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS CLAUSE SHALL LIMIT PALOMAR'S OBLIGATION TO INDEMNIFY COHERENT AS SET FORTH IN SECTION 14.

                               10. PROPERTY RIGHTS

     10.1 PROPERTY RIGHTS. Coherent agrees that Palomar owns all right, title, and interest in the product lines that include the Products now or hereafter subject to this Agreement and in all of Palomar's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Coherent of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease. Coherent shall not challenge Palomar's attempt to register any name, mark or logo in use as of the effective date of the Agreement or any name, mark, or logo substantially similar thereto, except as expressly set forth herein.

     10.2 SALE CONVEYS NO RIGHT TO MANUFACTURE OR COPY. The Products are offered for sale and are sold by Palomar subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce, either in whole or in part, any of the Products, except as expressly set forth herein.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

                         11. TRADEMARKS AND TRADE NAMES

     11.1 USE. During the term of this Agreement, Coherent shall have the right to indicate to the public that it is an authorized sales agent for the Distributed Products. Palomar hereby grants Coherent permission to us any trademarks, trade names, service marks and logos owned or claimed by Palomar and used in connection with the Distributed Products ("Palomar Trademarks") solely in conjunction with the performance by Coherent of its rights and obligations under this Agreement. To the extent that Coherent is permitted under this Agreement to use, sell, promote and/or distribute Products, this permission shall apply and pass through to Coherent's distributors who distribute Products (i.e., without any modification to the Product, product packaging, documentation, or other materials) ("Distributor"). Coherent shall provide notice of these trademark license terms of this Agreement to, and enforce such terms with and against, Coherent's Distributors. Palomar is a third party beneficiary of any agreement between Coherent and Coherent's Distributors arising from or relating to the use by Coherent or Distributor of Palomar Trademarks, and any such agreement will so provide in express terms. Palomar shall be entitled to enforce the terms of this Trademark License directly against any Distributor in the event Coherent fails to do so. At Palomar's sole cost and expense, Coherent agrees to assist in the registration of the Palomar Trademarks in the Territory in the name of Palomar, in renewal and maintenance of such registration and in such recording of Coherent as a registered user as Palomar may reasonably request. Effective upon the termination of this Agreement, Coherent shall cease to use all trademarks, marks, and trade names of Palomar.

     11.2 MANUFACTURING BY COHERENT. To the extent Coherent is permitted to make Products under this Agreement, Coherent agrees to insure that the Palomar Trademarks are only associated with goods of equal or higher value than the Products produced by Palomar. Palomar retains the right to inspect goods manufactured by Coherent for quality to ensure this provision is observed.

     11.3 LIMITATIONS ON USAGE. Coherent shall use the Palomar Trademarks only as approved by Palomar (which approval shall not be unreasonably withheld) and in conformity with any guidelines or policies as provided by Palomar to Coherent from time to time. Coherent agrees not to modify, alter or remove any Palomar Trademark.

     11.4 USE OF THE PARTY'S NAME. The parties agree that all Licensed Products sold under this Agreement and all related materials, including, without limitation, brochures and advertising materials, shall be labeled with both Coherent and Palomar's names, each equally prominently displayed. Coherent expressly disclaims any rights to the goodwill and intellectual property resident in such Distributed Products, except as expressly set forth herein.

     11.5 TRADEMARKS OF SUPPLIERS TO PALOMAR. Palomar may incorporate into or bundle with the Distributed Products branded products of Palomar's suppliers, and Palomar may enter into agreements requiring Palomar to use or display the marks or brand identifiers of suppliers in a manner specified in such agreement; provided, however, that the foregoing shall not apply to competitors of Coherent without Coherent's prior written approval. Upon Coherent's receipt of notice of such agreements from Palomar and thereafter, Coherent agrees to comply with the applicable terms and conditions of any agreement between Palomar and its suppliers relating to the use of the trademarks, trade names, service marks and/or logo(s) of such suppliers.

                         12. PATENTS AND TRADE SECRETS

     12.1 Any Invention conceived or reduced to practice solely by Palomar employees or anyone working with Palomar other than Coherent in the performance of any Development Project, shall be owned by Palomar. Palomar shall promptly advise Coherent in writing of each Invention disclosed to Palomar. In the event of joint inventorship between Coherent and Palomar employees, the Invention will be deemed to be jointly owned. Patent applications for Inventions owned jointly by Palomar and Coherent shall be filed as mutually agreed upon by the parties, except that any such agreement must be reached on terms reasonably calculated to obtain such patents.

     12.2 All patent costs pertaining to any Palomar Patent Rights, including preparation, filing, prosecution, issuance and maintenance costs, shall be borne by Palomar, except for Patent Rights owned jointly by the parties, which shall be shared equally, and which shall be reimbursed as incurred.

                                13. INFRINGEMENT

     13.1 Palomar will protect the Palomar Patent Rights from infringement and prosecute infringers when, in its sole judgement, such action may be reasonably necessary, proper and justified.

     13.2 If Coherent shall have supplied Palomar with written evidence demonstrating to Palomar's reasonable satisfaction prima facie infringement of a claim of a Palomar Patent Right by a third party, Coherent may by notice request Palomar to take steps to protect such Patent Right. Palomar shall notify Coherent within sixty (60) days of the receipt of such notice whether Palomar intends to prosecute the alleged infringement. If Palomar notifies Coherent that it intends to so prosecute, Palomar shall, within three (3) months of its notice to Coherent either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer. In the event that Palomar notifies Coherent that Palomar does not intend to prosecute said infringement, Coherent may, upon notice to Palomar, initiate legal proceedings against the infringer at Coherent's expense and in Palomar's name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such Patent Rights will be entered into without the consent of Palomar, which consent shall not be unreasonably withheld, and shall not be withheld unless Palomar assumes responsibility for future expenses in litigation. Coherent shall indemnify Palomar against any order for payment that may be made against Palomar as a result of any settlement, consent judgment or other voluntary final disposition of the suit entered into without Palomar's consent.

     13.3 In the event that one party shall initiate or carry on legal proceedings to enforce any Patent Right against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a Patent Right shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party, including reimbursement to Palomar, and then the remainder shall be divided between the parties as follows:

        13.3.1 (i) If the amount is based on lost profits, Coherent shall receive an amount equal to the damages the court determines Coherent has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due Palomar on sales of products lost by Coherent as a result of the infringement had Coherent made such sales; and

               (ii) Palomar shall receive an amount equal to the royalties and other payments it would have received if such sales had been made by Coherent, or

        13.3.2 As to awards other than those based on lost profits, sixty (60) percent to the party initiating such proceedings and forty (40) percent to the other party, provided that in the event that Palomar has paid for further litigation subsequent to Palomar's refusal to agree to a settlement, consent judgement or voluntary final disposition of a suit pursuant to paragraph 13.2, such awards shall be divided equally between the parties.


     13.4 For the purposes of the proceedings referred to in this Section 13, Palomar and Coherent shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at tits own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 13.3

                               14. INDEMNIFICATION

     14.1 DESIGN DEFECT. The party that develops a Product shall indemnify, defend and hold harmless the other party and its officers, employees and agents and their respective successors, heirs and assigns (the "Design Defect Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Design Defect Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgment arising out of any theory of design defect (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning such Product.

     14.2 MANUFACTURING DEFECT. The party that manufactures a Product shall indemnify, defend and hold harmless the other party and its officers, employees and agents and their respective successors, heirs and assigns (the "Manufacturing Defect Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Manufacturing Defect Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgment arising out of any theory of manufacturing defect (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning such Product.

     14.3 BREACH OF WARRANTY. The party that sells a Product to the end user under this Agreement shall indemnify, defend and hold harmless the other party and its officers, employees and agents and their respective successors, heirs and assigns (the "Breach of Warranty Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Breach of Warranty Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgment arising out of any theory of breach of warrant (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning such Product.

     14.4 LIMITATION. The indemnifications above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to (i) the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) a claim that the manufacture, use or sale of a Product infringes upon a patent or other intellectual property owned by a third party.

     14.5 ATTORNEYS. The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such
actions  are   rightfully   brought.

     14.6 PATENT,  COPYRIGHT AND TRADEMARK  INDEMNIFICATION.  Subject to Section
14.7 below, Coherent agrees that Palomar has the right to defend, or at its option to settle, and Palomar agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Coherent or its customer on the issue of infringement of any patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Palomar shall have sole control of any such action or settlement negotiations, and Palomar agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Coherent or its customer on such issue in any such suit or proceeding defended by Palomar. If Palomar receives any damage award and/or attorneys' fees in any such claim, suit or proceeding, it shall not be obligated to share any portion thereof with Coherent. Palomar's obligation under this Section to indemnify, defend and hold harmless Coherent shall not apply in the case of any Products or Palomar Trademarks (i) manufactured to Coherent's design or modified by Coherent without Palomar's permission (except in the situation where the modification did not cause the Products to infringe the patent, copyright, trademark at issue); (ii) used in combination with other technology or products not supplied by Palomar (except in the situation where the combination did not cause the Products to infringe the patent, copyright, trademark at issue); or (iii) not used pursuant to Palomar's existing instructions. Coherent agrees that Palomar at its sole option shall be relieved of the foregoing obligations unless Coherent or its customer notifies Palomar promptly in writing of such claim, suit or proceeding and gives Palomar authority to proceed as contemplated herein, and, at Palomar's expense, gives Palomar proper and full information and assistance to settle and/or defend any such claim, suit or proceeding for infringement of any patent, copyright or trademark, or it is adjudicatively determined that the Products, or any part thereof, infringe any patent, copyright or trademark, or it the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Palomar may, at its option and expense: (i) procure for Coherent and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products with suitable non-infringing Products; (iii) suitably modify the Products; or
(iv) if the use of the Products, or part thereof, is prevented by injunction during the first three years of this Agreement, remove the Products, or part thereof, and pay Coherent an amount equal to $3.0 million multiplied by a fraction, the numerator of which is thirty-six (36) minus the number of months expired from the Effective Date as of the date of the injunction, and the denominator is thirty-six (36). Palomar shall not be liable for any costs or expenses incurred by Coherent without its prior written authorization.

     14.7 ENTIRE LIABILITY. The foregoing provisions of this Section 14 state the entire liability and obligations of Palomar and the exclusive remedy of Coherent and its customers, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

                            15. DEVELOPMENT PROJECTS

     15.1 During the term of this Agreement, Coherent and Palomar shall collaborate on the definition of Products to be developed hereunder. Palomar agrees to use its reasonable best efforts to develop Products, and to share the results of such development work with Coherent during the term of this Agreement.

     15.2 Palomar agrees to spend at least the following amounts (based on GAAP) for the development of Products during the next three full years ending December 31:

                  Year 1:          $5,000,000

                  Year 2: 10% of Palomar's gross revenues (after deducting commissions paid to Coherent) in Year 1 from Products developed by Palomar and/or Coherent, and sold by Coherent.

                  Year 3: 10% of Palomar's gross revenues (after deducting commissions paid to Coherent) in Year 2 from Products developed by Palomar and/or Coherent, and sold by Coherent.

     15.3 The parties shall keep each other reasonably informed on the status of their development efforts related to hair removal products. At least once per quarter, each party shall prepare a written report and send it to the other party summarizing the development work done relating to the Products during the preceding quarter. In addition, Palomar's chief financial officer shall prepare and deliver to Coherent a certificate on or before January 31 of each year, certifying to the level of development expenditures by Palomar for the Products for the preceding 12 months ending December 31.

     15.4 Palomar shall use its reasonable best efforts to maintain in full force and effect its Clinical Trial Agreement with Massachusetts General Hospital during the term of this Agreement, and not to modify or amend the
Clinical Trial Agreement without Coherent's consent, which will not be unreasonably withheld.

                            16. MANUFACTURING RIGHTS


     16.1 From time to time during the term of this Agreement, as Palomar develops a prototype Product, it shall notify Coherent in writing and Coherent shall have 30 days thereafter to notify Palomar in writing whether or not it is interested in having an exclusive right to sell such Product. For purposes of this provision, the term prototype Product shall be defined as a Product delivered to a clinical investigator and tested on no less than three patients.

     16.2  If  Coherent  notifies  Palomar  that it  wishes  to  distribute  the prototype Product, such Product shall automatically be included in the definition of "Distributed Products" and Palomar and Coherent shall meet to discuss who shall manufacture the Product. Palomar may choose to (i) manufacture the Product, in which case it shall pay Coherent a sales commission of *% of the selling price (other terms, such as purchase minimums and prices shall be negotiated at that time) or (ii) offer Coherent the right to manufacture the Product, in which case, if Coherent decides to manufacture, Coherent shall pay Palomar *% of the Gross Margin for such Product. For purposes of calculating the Gross Margin, the fully burdened cost of sales (exclusive of royalties under the Anderson Patent) shall be determined at the time of Palomar's election, and shall not be revised thereafter. If the parties are unable to agree on terms for manufacturing or selling future Products developed hereunder, Palomar may appoint another company to distribute such Products on terms no more favorable than those offered to Coherent under this Section 16.2, or sell any non-hair removal Products directly. Palomar shall be prohibited from directly selling hair removal products to physicians during the term of this Agreement.

     16.3 In the event Palomar is unable or unwilling to manufacture any of the Distributed Products for any reason, including Palomar's bankruptcy, Coherent shall have the right to manufacture them, on the same terms as set forth in
Section 16.2. If Coherent acquires a license under this Section 16, it shall pay a royalty to Palomar in the amount of *% of the Gross Margin (as hereinafter defined) less out of pocket expenses incurred by Coherent to transfer manufacturing and lost profits on sales to customers who cancel their order due to the delay. Coherent shall not include any such reimbursed capitalized out of pocket expenses or lost profits in such Gross Margin. For purposes of this paragraph, "unable to manufacture" shall be defined as when the backlog for hair removal products exceeds three months for a period of at least three months, so long as the orders were within 10% of Coherent's Forecast during the corresponding period, and provided that such backlog is not attributable to failure by third parties to perform, including, without limitation, failure to supply necessary parts.

     16.4 If during the term of this Agreement, Coherent manufactures, sells or otherwise distributes hair removal products that are competitive to any Distributed Product, it shall pay Palomar a royalty of *% of the Net Revenues of any such hair removal product sold during the first year of any such sales and *% for such product sold in each successive year during the term of this Agreement. These percentages shall be reduced by one-half in the event Palomar defaults in its obligations to spend money to develop new cosmetic laser products as set forth in Section 15. Coherent's royalty obligations under this
Section 16 shall survive the termination of this Agreement if it is terminated by Palomar for cause, for a period of time equal to the remaining term of this Agreement if it weren't terminated by Palomar and not otherwise extended by the parties.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

     16.5 Palomar shall cooperate with Coherent in good faith for the purpose of allowing Coherent to exercise its rights hereunder, including, without limitation, providing Coherent with copies of all technical data, manufacturing know-how, drawings and supplier information necessary to manufacture the Products, all of which shall be subject to the Confidentiality Agreement attached hereto as Exhibit F.

                            17. PATENT LICENSE GRANT.

     17.1 On the terms and subject to the conditions set forth herein, Palomar hereby grants to Coherent a non-exclusive, royalty-bearing sublicense (without the right to sublicense others) under the Palomar Patents to make, have made, use and sell Distributed Products and competitive Coherent products for which royalties are paid to Palomar under Section 16.4 ("Coherent Products") in the Territory during the License Term. For Distributed Products manufactured by Palomar and sold by Coherent, Palomar shall be solely responsible for paying all royalty obligations to MGH relating to the Anderson Patent that may arise as a result of the manufacture, use or sale of Distributed Products during the License Term. Licensed Products manufactured by Coherent shall bear a royalty of
* of Net Revenues. During the term of this Agreement, such royalty obligations shall be fulfilled by payment to Palomar of the amounts set forth in Section 16.

     17.2 All rights not expressly granted are reserved to Palomar. Nothing herein shall be construed as granting Coherent, by implication, estoppel or otherwise, including the first sale doctrine, any license or other right under any patent or other intellectual property right of Palomar, except for the licenses expressly granted in Section 17.

     17.3 Upon termination of this Agreement, Palomar agrees to grant Coherent any licenses required for Distributed Products distributed by Coherent pursuant to this Agreement to any other patents it licenses or owns, on commercially reasonable terms to be negotiated. The parties shall negotiate in good faith, but no license shall be granted if the parties are unable to reach agreement on reasonable terms.

     17.4 In addition to the license granted under Section 17.1 above, from and after the termination date of this Agreement, Palomar hereby grants Coherent a non-exclusive, worldwide, royalty-bearing license in the License Field to make, have made, use and sell Licensed Products that infringe the Anderson Patent. The sublicense shall include the right to grant to the purchasers of Licensed Products from Coherent and its Affiliates, the right to use such Licensed Products in a method coming within the scope of the Anderson Patent. Coherent shall have no right to grant further sublicenses to the Anderson Patent, except that it shall be permitted to transfer its rights in connection with the sale of its hair removal product line.

        17.4.1 After termination of this Agreement, and in no event less than three years, Coherent shall pay Palomar running royalties of *% of Net Revenues so long as the Licensed Product, its manufacture, use or sale is covered by a Valid Claim of the Anderson Patent, until such time as Palomar licenses three companies with sales of aesthetic laser products in excess of $20


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

               million per year at rates in excess of *%, at which time the running royalty rate shall be adjusted to the average of such higher prices. However, if Palomar licenses the Anderson Patent at a rate less than the amount Coherent is then paying, Coherent shall be entitled to such lower rate for sales occurring after such lower rate is effective. The sublicense to the Anderson Patent granted in this Section 17.4, and Coherent's royalty obligations in connection therewith, shall survive termination of the Agreement.

        17.4.2 Royalties due shall be calculated as of the last day of each month with respect to transactions made during that month and within 30 days thereafter Coherent shall remit to Palomar full payment of royalties due, accompanied by a detailed report of the calculation thereof, Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable Accounting Period.

        17.4.3 With each payment, Coherent shall deliver to Palomar a full and accurate accounting to include at least the following information to the extent necessary to determine royalties:

               (a) Quantity of each Licensed Product sold or leased (by country) by Coherent and its Affiliates;

               (b)  Total billing for each Licensed Product (by country);

               (c) Quantities of each Licensed Product used by Coherent and its Affiliates;

               (d)  Revenues from Services paid to Coherent and its  Affiliates;
                    and

               (e)  Total royalties payable to Palomar.

        17.4.4 Unless otherwise terminated as provided for in this Section 17, the license to the Anderson Patent granted hereunder will continue until the expiration of the Anderson Patent. Palomar has the right to terminate this sublicense upon fifteen (15) days prior written notice to Coherent in the event of any material breach of the obligation to make royalty payments hereunder, unless such breach is cured prior to the expiration of such fifteen (15) day period. Upon termination of the sublicense granted hereunder, Coherent shall pay Palomar all royalties due or accrued on the Net Revenues up to and including the date of termination. In the event of any termination, Coherent shall also have the right to fill all existing orders for Licensed Products, provided the royalties set forth herein are paid on such orders.


*Indicates that material has been omitted pursuant to a request for confidential treatment, and separately filed with the SEC.

     17.5 Upon termination of this Agreement, Coherent agrees to grant Palomar any licenses under any patents it licenses or owns to make, use, offer for sale or sell any Licensed Products, on commercially reasonable terms to be negotiated. The parties shall negotiate in good faith, but no license shall be granted if the parties are unable to reach agreement on reasonable terms.


                       18. INTELLECTUAL PROPERTY NOTICES.

Coherent shall reproduce on all copies of any documentation or Confidential Information, all copyright, trademark, confidentiality and other notices on the original. Coherent shall reproduce Palomar's patent notices on Distributed Products. Coherent shall place on all brochures, flyers, advertisements, all other promotional, instructional or merchandising materials collateral to Products sold by Coherent a notice stating that the Products are "Manufactured and sold under patent license from Palomar Medical Technologies, Lexington, MA."

                            20. TERM AND TERMINATION

     19.1 TERM. This Agreement shall commence on the date hereof and continue for an initial period of three years, unless terminated earlier under the provisions of this Section 19. At the end of each year, this Agreement shall automatically be renewed for an additional one year period, unless either party provides the other with written notice of its intention not to renew the Agreement at least thirty (30) days prior to the renewal date.

     19.2 TERMINATION FOR CAUSE. If either party defaults in the performance of any provision of this Agreement, or violates the covenant of good faith and fair dealing implied by law, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, or reasonable action isn't taken to cure any default that can not be cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period.

     19.3 TERMINATION FOR INSOLVENCY. This Agreement shall terminate, at the election of the other party, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts, (ii) upon either party making an assignment for the benefit of creditors, or (iii) upon either party dissolution or ceasing to do business.

     19.4 FULFILLMENT OF ORDERS UPON TERMINATION. Upon termination of this Agreement for other than Coherent's breach, Palomar shall continue to fulfill all orders accepted by Palomar prior to the date of termination, and Coherent's payment obligations to Palomar hereunder for such orders shall continue.

     19.5 RETURN OF MATERIALS. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind provided by Palomar shall remain the property of Palomar. Within thirty (30) days after the termination of this Agreement, Coherent shall prepare all such items in its possession for shipment, as Palomar may direct, at Palomar's expense.

     19.6 LIMITATION ON LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Palomar or Coherent. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

     19.7 SURVIVAL OF CERTAIN TERMS. The provisions of Sections 1, 2.3, 3.2.11, 3.3, 3.8, 3.9, 4.12, 5.5, 5.8, 5.9, 7, 8, 9, 10, 11, 12, 13, 14, 16.4, 17.2,
17.3, 17.4, 17.5, 18, 19, and 20 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement. It is the intent of the parties that the licenses of intellectual propoerty as contemplated by Section 16 and Section 17 by Palomar shall be considered licenses of intellectual property as contemplated by
Section 325(n) of the Bankruptcy Code (11 U.S.C.  section  356(n)).

                             20. GENERAL PROVISIONS

     20.1 CONFIDENTIALITY. The parties agree to enter into a Confidentiality Agreement in substantially the form attached hereto as Exhibit F.

     20.2 DISPUTE RESOLUTION. For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, (other than those relating to patent rights, which shall be brought in the United States District Court for the District of Massachusetts), which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten
(10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, "ADR Provider") and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider, and each party shall pay fifty percent (50%) of the ADR expenses. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the rights to pursue any other remedies legally available to resolve such dispute in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes the parties hereby irrevocably consent. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

     20.3 INSURANCE. Each party will obtain comprehensive general liability insurance in amounts reasonable to ensure the performance of their obligations hereunder, and Coherent will cause Palomar to be named as an additional insured. Each party shall provide the other with written evidence of such insurance upon request. Each party shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) and (ii) a reasonable period after the period referred to above which in no event shall be less than five (5) years.

     20.4 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

     20.5 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid express courier, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit with such courier service.

     20.6 FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

     20.7 NONASSIGNABILITY AND BINDING EFFECT. A mutually agreed consideration for the parties' entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by them, and accordingly, the parties agree that, except as otherwise provided herein, their rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other party, except that either party shall be permitted to assign its rights and obligations under the Agreement, without the other's consent, in connection with the sale of the company, or substantially all of its assets relating to its cosmetic laser business. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     20.8 SEVERABILITY. If any provision of this Agreement or any part thereof shall be found to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, such provision shall to such extent be deemed null and void and severed from this Agreement, and the remainder of the Agreement shall remain in full force and effect.

     20.9 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, and the relations of the parties shall be determined in accordance with, the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

     20.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     20.11 AUDIT RIGHTS. Each party shall keep accurate records and books of account sufficient to permit verification of the other party's obligations under this Agreement. The parties shall have the right, at their own expense, and under reasonable conditions of time and place, to have an independent auditor, reasonably acceptable to the other party, audit from time to time all records of the other party relating to any of such party's obligations under this Agreement. In the event any such audit discloses any breach of this Agreement by such party or its employees or agents, the audited party shall, in addition to such other rights and remedies as may be available to the auditing party as the result of such breach, pay the full cost of such audit to the auditing party.



         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

COHERENT, INC.                                PALOMAR MEDICAL TECHNOLOGIES, INC.


By:/s/  Bernard Couillard                     By:/s/  Louis P. Valente
   ----------------------                        ---------------------
Title:  Chief Executive Officer               Title:  Chief Executive Officer

Date:  November 17, 1997                      Date: November 17, 1997

2

                                    EXHIBIT A



                                 PALOMAR PATENTS


Issued Patents:

    Patent Number                 Title                               Issue Date
-------------------           --------------                         ----------


5,595,568



Patent Applications:



    Serial Number                    Title                         Filing Date
----------------------            ------------                  ---------------

US 08/314,082                METHOD OF HAIR REMOVAL                  9/28/94

PCT/US95/12275               METHOD OF HAIR REMOVAL                  9/25/95

US                           PERMANENT HAIR REMOVAL                  2/1/95
                             USING OPTICAL PULSES

                                    EXHIBIT B


                                WIRE INSTRUCTIONS


         Bank:                                Citibank

         ABA Routing No.:                     021000089

         Account Name:                        Dean Witter Reynolds, Inc.

         Account Number:                      40611172

         For Further Credit to:               Palomar Medical Technologies, Inc.

         Account No.:                         593-109782

                                    EXHIBIT C

                                 FORM OF WARRANT

                                    EXHIBIT D


                        TERMS AND CONDITIONS OF PURCHASE

                                    EXHIBIT E

                                PRODUCT WARRANTY

                                    EXHIBIT F

                            CONFIDENTIALITY AGREEMENT